CAROLINA Financial Corporation Completes Merger with

CONGAREE BancSHARES, INC.

NEWS RELEASE – For Release Monday, June 13, 2016, 8:00 AM

For More Information, Contact:

William A. Gehman III, EVP and CFO, 843.723.7700

Charleston, S.C., June 13, 2016 - Carolina Financial Corporation (NASDAQ: CARO) (“Carolina Financial”) announced today the completion of its previously announced merger with Congaree Bancshares, Inc. (OTC Pink: CNRB) (“Congaree”).

Under the terms of the acquisition agreement, Congaree shareholders will have the right to receive $8.10 for each share of Congaree common stock, payable, at their election and subject to certain limitations, in cash or in shares of Carolina Financial common stock based upon a fixed exchange ratio of 0.4806. Per the agreement, 40% of the consideration will be paid in cash and the balance (60%) will be in newly issued shares of Carolina Financial Corporation common stock.

As part of the merger agreement, Congaree’s bank subsidiary, Congaree State Bank, has merged with CresCom Bank, a South Carolina bank and the wholly-owned banking subsidiary of Carolina Financial. Carolina Financial plans to complete systems integration in July.

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About Carolina Financial Corporation

Carolina Financial is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company. As of March 31, 2016, Carolina Financial had approximately $1.5 billion in total assets and Crescent Mortgage Company originated loans in 45 states and partners with community banks, credit unions and mortgage brokers. In 2015, Carolina Financial was ranked #1 on American Banker’s 2015 list of “Top 200 Community Banks and Thrifts as Ranked by Three-Year Average ROE.” During 2014, CresCom Bank completed two branch acquisitions and grew from 11 to 26 branch locations. In addition, in 2014 Carolina Financial added loan production offices in Greenville, SC, and Wilmington, NC. In August 2015, Carolina Financial opened its first full-service branch in Greenville, SC. On December 14, 2015, Carolina Financial closed a public offering of 2,262,296 shares of its common stock with net proceeds of approximately $32.1 million after deducting underwriting discounts, commissions and estimated offering expenses incurred by the company. In April 2016, Carolina Financial opened its first full-service branch in Wilmington, NC.

ADDITIONAL INFORMATION ABOUT THE CONGAREE ACQUISITION AND WHERE TO FIND IT

Carolina Financial has filed relevant documents concerning the Congaree acquisition with the SEC, including a registration statement on Form S-4 which includes a proxy statement/prospectus. Shareholders of Congaree can obtain a free copy of the proxy statement/prospectus, as well as other filings by Carolina Financial, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Carolina Financial Corporation, 288 Meeting Street, Charleston, SC 29401, Attention: William A. Gehman, III, Executive Vice President and Chief Financial Officer.

SHAREHOLDERS OF CONGAREE ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC REGARDING THE TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

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